Execution Copy

INVESTMENT SUB-ADVISORY AGREEMENT AMENDMENT

This AMENDMENT AGREEMENT is made as of February 25, 2021, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”), and CIFC Investment Management LLC, a limited liability company organized under the laws of the state of Delaware (the “Sub-Adviser”), with respect to the City National Rochdale Strategic Credit Fund (the “Fund”):

WHEREAS, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated September 27, 2018 (the “Agreement”);

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement in accordance with Article 8.1 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Sub- Adviser agree as follows:

1.	The following provisions are added to Article 2.1 of the Agreement:

(n) The Sub-Adviser represents and warrants that, in connection with this agreement, it has adopted policies and procedures reasonably designed to ensure that the Fund does not purchase any securities or financial instruments issued by, or otherwise engage in any transactions with, any country, entity, or individual that (i) is included on any list of blocked countries, entities, or individuals maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) is otherwise a subject of economic sanctions administered and enforced by the Department of Treasury, which may be amended from time to time. Pursuant to this representation, the Sub-Adviser is instituting practices to ensure that any potential OFAC exposure is identified. The Sub-Adviser represents and warrants that it has adopted policies and procedures reasonably designed to prevent violation of OFAC laws. The Sub- Adviser also agrees to implement promptly any reasonable instruction from the Adviser to prohibit or terminate any investment in a country or with a certain entity, to enable compliance with OFAC sanctions or recent Department of Treasury actions.

(o) On an annual basis the Sub-Adviser will certify to the Adviser that the representations in Section 2.1(n) are true and correct.

2.	This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but so that such counterparts shall constitute one and the same Amendment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ Anthony Sozio

Name:	Anthony Sozio

Title:

CIFCa INVESTMENT MANAGEMENT LLC

By:	/s/ Julian Weldon

Name:	Julian Weldon

Title:	Secretary